Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 25, 2004 relating to the financial statements of Quintiles Transnational Corp. for the period from January 1, 2003 through September 25, 2003 and for the year ended December 31, 2002 and our report dated February 25, 2004 relating to the financial statements of Quintiles Transnational Corp. for the period from September 26, 2003 through December 31, 2003, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, NC
March 18, 2004